Littelfuse®
Expertise Applied | Answers Delivered
Littelfuse, Inc.
8755 W. Higgins Road, Suite 500
Chicago, IL 60631 USA
773.628.0899

06/28/2017

JEFFREY GORSKI
[redacted]

Dear Jeff,

Congratulations! Littelfuse, Inc. is pleased to present an offer of employment to you as Corporate Controller and Chief Accounting Officer. This position reports directly to me. Littelfuse has established July 17, 2017 as a target start date, although this is flexible and can be modified depending on circumstances. I personally look forward to working with you in the future, as does the rest of the Littelfuse organization.

Your salary will be $325,000.00 USD annually, paid on a semi-monthly basis less appropriate deductions and withholdings. Your compensation and performance will be reviewed annually. Your employment is subject to a 90 day probationary period. You will be eligible for a performance review in 2018, which is the time when Littelfuse reviews all Associates annually.

Further, I am pleased to inform you that this position is incentive eligible and that you will participate in the Littelfuse Annual Incentive Plan. The amount of the target incentive is 50% of your base salary. This incentive is paid once per year, usually in the first quarter of the new calendar year. We are making an exception to allow you to participate in this plan retroactively effective January 1, 2017. As with most performance driven incentive plans, the amount of incentive you earn may be more or less than the target.

In addition, in accordance with our Long Term Incentive (LTI) Plan guidelines and subject to the approval by our Board of Directors, we will recommend your participation in this plan for the 2018 plan year with an equity value of no less than 50% of your base salary.

Finally, in order to compensate you for forfeited compensation from your previous employer, you will receive a sign-on bonus of which a portion will be paid in equity and a portion will be paid in cash, as follows:

1) Sign-on grant of Restricted Stock Units (RSUs) which will have an equivalent value of $550,000.00 USD based on the closing price of Littelfuse stock on your hire date (date of grant). The grant will be subject to our Board of Directors' approval and the terms of the underlying award agreement. It will vest in three annual installments beginning one year from the date of grant.

Expertise Applied | Answers Delivered
Littelfuse, Inc.
8755 W. Higgins Road, Suite 500
Chicago, IL 60631 USA
773.628.0899

2) Cash sign-on bonus in the amount of $50,000.00 USD. This one-time cash sign-on bonus is taxable as income and will be paid out in the pay cycle following your 30 days of employment. To receive this sign-on bonus, you must accept the Cash Sign-on Bonus Repayment Agreement.

Littelfuse has attached a summary of the employee benefit plans. Please review these benefits as an important component of this offer. You will become eligible for these benefits as you meet the waiting periods for each different plan.

In regard to time off, you will be eligible to receive 9 paid time off days to use through December 31, 2017, which will be earned on a rate equivalent to 14 hours/month. As of January 1st next year, you will be eligible for 21 paid time off days/year.

As a Littelfuse Associate, you will be required to understand and abide by the following policies: Confidentiality, Inventions and Non-Compete agreement, Code of Conduct, Technology Usage Policy, and all other policies included in the Associate Guidebook. The policies are included in the attached employment package. By accepting this offer of employment, you agree to abide by the terms and conditions stated in these policies.

This offer has been made in good faith based on your seeking employment with Littelfuse and your representation that your employability is not restricted in any way by a competitive employment contract, agreement or other restriction.

As a condition of employment, you must successfully complete a post-offer drug screen prior to your start date. This drug screen can be performed at an approved Psychemedics Lab. Other contingencies associated with this offer include the satisfactory review of your completed employment application, a criminal background check, and educational degree verification.

Finally, with respect to the requirements in accordance with U.S. immigration regulations, on the first day of employment you will need to complete the Form I-9 regarding your identity and employment eligibility and within three business days of your start date, you will need to provide us with certain original documents that will verify your identity and demonstrate your employment eligibility the United States. The list of acceptable documents is listed on Form I-9.

Your signature below confirms your acceptance of these terms of employment and your adherence to the attached Littelfuse policies. Please return to me the signed original of this document and we will collect the other documents included in the new hire packet during your first day of employment with us.

Jeff, we have a great deal of confidence in your abilities and look forward to a long-term and professional relationship.

Littelfuse
Expertise Applied | Answers Delivered
Littelfuse, Inc.
8755 W. Higgins Road, Suite 500
Chicago, IL 60631 USA
773.628.0899

Sincerely,

Meenal Sethna
Executive Vice President & Chief Financial Officer

Accepted: ______________________ Date: 7/6/2017

Littelfuse®
Expertise Applied | Answers Delivered
Littelfuse, Inc.
8755 W. Higgins Road, Suite 500
Chicago, IL 60631 USA
773.628.0899

Cash Sign-on Bonus Repayment Agreement

I agree that if my employment with Littelfuse ends within the first 24 months from the date of commencement, because of my resignation (regardless of any reason), I will repay to Littelfuse the cash sign-on bonus. I agree that this repayment obligation cannot be waived.

The amount I must repay will be determined by the following formula:
Repayment amount = Sign-On Bonus x [(24 – Full or Partial Months of Service) ÷ 24]

I agree that the Repayment Amount will become fully due and payable upon my termination of employment.

I hereby authorize Littelfuse, to the full extent allowed by law, to deduct the Repayment Amount from any monies owed to me by Littelfuse, including, but not limited to: wages, bonus, reimbursement for expenses, payment for unused benefits, and/or any other sums payable to me by Littelfuse.

Accepted by:

Jeffrey Gorski

7/6/2017
Date